EXHIBIT 10.10

EXECUTIVE BONUS LIFE SUPPLEMENTAL AGREEMENT

     Whereas, Sonoco Products Company (“Sonoco”) has entered into an Executive Bonus Life Agreement (the “Agreement”) with Charles L. Sullivan, Jr. (“Sullivan”) to replace a previously existing split dollar life insurance arrangement (the “Split Dollar Agreement”); and

     Whereas, Sullivan is the owner of a life insurance policy issued by Northwestern Mutual Life Insurance (“NML”) insuring Sullivan’s life which policy is subject to a collateral assignment in favor of Sonoco to recover premiums paid by Sonoco (the “Policy”); and

     Whereas, pursuant to the Agreement, Sullivan has the option to either (a) transfer his ownership interest in the Policy to Sonoco or (b) pay Sonoco the greater of the amount of the premiums paid by Sonoco or the cash surrender value of the Policy in return for receiving the insurance plan provided by the Agreement; and

     Whereas, Sullivan has advised Sonoco that he intends to transfer his ownership interest in the Policy to Sonoco; and

     Whereas, Sonoco has determined that the Policy can be used to provide a portion of the benefits to Sullivan that are to be provided pursuant to the Agreement at less cost to Sonoco than using a new policy; and

Whereas, Sonoco, therefore, wishes to transfer the Policy back to Sullivan;

     Whereas, the parties wish to avoid the delay of transferring ownership of the policy to Sonoco on the books of NML and then transferring the ownership of the Policy back to Sullivan.

     Now, therefore, for and in consideration of the premises and the agreements contained herein, the parties agree as follows:

     1. Sullivan and Sonoco shall request that NML make a policy loan in an amount sufficient to cause the net cash surrender value of the Policy after making the loan to equal the annual premium that would have been payable for the replacement policy approved by the Compensation Committee of the Sonoco Board of Directors at its meeting on April 20, 2004, and pay the proceeds of such loan to Sonoco.

     2. Upon receipt of such loan proceeds, Sonoco will release and fully discharge the collateral assignment of the Policy and will not thereafter have any claim against the Policy as a result of the Split Dollar Agreement.

     3. The release of the collateral assignment as aforesaid shall discharge Sonoco’s obligation under the Agreement to furnish an executive life insurance policy to the extent of the value of the death benefit of the Policy at the time of such release. In the event that the value of the death benefit under the Policy is less than the value of the death benefit provided by the Agreement, Sonoco will provide Sullivan with an additional policy of insurance with a death benefit sufficient to make up the difference.

     4. Premium payments due on the Policy on May 1, 2005 and thereafter shall be paid by Sonoco in accordance with and subject to the limitations of the terms of the Agreement.

     5. This agreement shall be effective and the rights of the parties hereto shall commence hereunder on the date stated below as the Effective Date.

     6. The parties hereto agree to execute and deliver any and all documents that may be necessary or desirable or requested by NML to effect the transactions contemplated hereby.

     7. This agreement supplements the Agreement and, to the extent that this agreement is inconsistent with the Agreement, it modifies the Agreement.

     In witness whereof the parties hereto have executed this agreement with an Effective Date of December 27th, 2004.

Charles L. Sullivan, Jr.

Sonoco Products Company

By:

Cynthia A. Hartley, Senior Vice-President

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